STRATEGIC INVESTMENT PROGRAM CONTRACT


                                     BETWEEN


                            MULTNOMAH COUNTY, OREGON,


                            CITY OF GRESHAM, OREGON,


                                       AND


                        MICROCHIP TECHNOLOGY INCORPORATED


                                 August 15, 2002

                                TABLE OF CONTENTS


I. RECITALS.                                                                   1
   COMPANY OVERVIEW                                                            1
   PRODUCTS AND MARKETS SERVED                                                 1
   SEMICONDUCTOR INDUSTRY                                                      2
   SALES & EARNINGS GROWTH                                                     2
   EMPLOYMENT PRACTICES AND CORPORATE CULTURE                                  3
   EMPLOYMENT DIVERSITY                                                        3
   EMPLOYMENT OUTLOOK FOR GRESHAM, OR                                          3
   SALARY & BENEFITS                                                           3
   ENVIRONMENTAL & SAFETY RECORD                                               3
   COMMUNITY CONTRIBUTIONS                                                     4
II. LIMITATIONS ON QUALIFICATION OF PROJECT FOR EXEMPTION; FUTURE EXEMPTIONS.  5
   A. LIMITATIONS.                                                             5
   B. SCHEDULE SHOWS MAXIMUM BENEFITS; EXEMPTION APPROVED UNDER
        EXTRAORDINARY CIRCUMSTANCES, FUTURE EXEMPTIONS.                        7
   C. VERIFICATION OF FACTUAL ASSUMPTIONS.                                     8
III. STATUTORY OBLIGATIONS OF MCHP.                                            8
   A. PAYMENT OF CSF.                                                          8
   B. FIRST SOURCE AGREEMENT.                                                 10
IV. ADDITIONAL OBLIGATIONS OF MCHP TO MEET COUNTY SIP STANDARDS AND GOALS.    10
   A. HIRING, WAGES, BENEFITS, TRAINING AND RETENTION.                        10
   B. TRANSPORTATION.                                                         15
   C. INFRASTRUCTURE AND PUBLIC SERVICES.                                     15
   D. ENVIRONMENTAL PROTECTION.                                               16
   E. JOB TRAINING.                                                           17
   F. PROCURE LOCALLY PRODUCED OR SOLD GOODS AND SERVICES                     19
V. MCHP REPORTING REQUIREMENTS.                                               20
   A. MCHP TO REPORT CONTRACT COMPLIANCE TO COUNTY.                           20
   B. COOPERATION WITH OREGON DEPARTMENT OF REVENUE.                          23
VI. OBLIGATIONS OF COUNTY AND CITY.                                           23
   A. FINDINGS.                                                               23
   B. THE COUNTY AND CITY AGREE AS FOLLOWS:                                   23
VII. BREACH; DEFAULT; REMEDIES OF THE COUNTY.                                 23
   A. DISPUTE RESOLUTION PROCEDURE.                                           23
   B. FORCE MAJEURE.                                                          26
   C. FAILURE TO COMPLY WITH NUMERICALLY ASCERTAINABLE TERMS.                 26
   D. SANCTIONS.                                                              27
   E. LIMITATIONS.                                                            28
   F. ALLOCATION OF FUNDS PAID BY MCHP FOR FAILURE TO COMPLY WITH AGREEMENT.  28
VIII. REMEDIES OF MCHP.                                                       28
IX. TERM OF AGREEMENT.                                                        29
X. MISCELLANEOUS TERMS.                                                       29
   A. DISCRIMINATION.                                                         29
   B. PUBLIC CONTRACTS.                                                       29
   C. GOVERNING LAW.                                                          29

   D. COMPLETE AGREEMENT.                                                     29
   E. CSF PAYMENTS NOT PROPERTY TAXES.                                        30
   F. COMPLIANCE RELEVANT TO FUTURE APPROVALS.                                30
   G. LEASE OR SUBLEASE OF THE PREMISES.                                      30
   H. SUCCESSORS AND ASSIGNS.                                                 30
   I. GOOD FAITH CONTESTS PERMITTED.                                          30
   J. VALIDITY OF COUNTY OBLIGATIONS.                                         30
   K. COUNTERPARTS.                                                           31

                                    AGREEMENT

     This Agreement is by and between Multnomah County (the "County"), the City of Gresham (the "City") and Microchip Technology Incorporated ("MCHP"), 2355 West Chandler Blvd., Chandler, Arizona 85224-6199.

I.   RECITALS.

     A. MCHP has requested that the County approve a partial property tax exemption for a project in Gresham, Oregon. MCHP has provided the following information to the County about MCHP and its operations:

COMPANY OVERVIEW

     HEADQUARTERED IN CHANDLER, ARIZONA, MICROCHIP TECHNOLOGY INC. IS A LEADING GLOBAL SEMICONDUCTOR MANUFACTURER WITH DESIGN, MANUFACTURING AND SALES OPERATIONS LOCATED THROUGHOUT ASIA, EUROPE, JAPAN AND THE AMERICAS.

*    FOUNDED IN 1989

*    PUBLICLY HELD (NASDAQ: MCHP)

*    $571 MILLION IN SALES FOR FISCAL YEAR 2002 (ENDING MARCH 31, 2002)

*    PRODUCT  LINES:  PICMICRO(R)   MICROCONTROLLERS  AND  DEVELOPMENT  SYSTEMS;
     STAND-ALONE ANALOG AND INTERFACE, SERIAL EEPROMS, AND RFID

*    APPROXIMATELY 3,100 EMPLOYEES WORLDWIDE

*    24 SALES OFFICES WORLDWIDE

* MANUFACTURING FACILITIES: CHANDLER AND TEMPE, AZ; PUYALLUP, WA; BANGKOK, THAILAND

* DESIGN CENTERS: BANGALORE, INDIA; LAUSANNE, SWITZERLAND; MOUNTAIN VIEW, CA; CHANDLER, AZ

*    MCHP'S QUALITY SYSTEMS ARE ISO 9001 AND QS-9000 CERTIFIED

*    CORPORATE HEADQUARTERS: 2355 W. CHANDLER BLVD., CHANDLER, AZ 85224 USA

MCHP WAS FORMED IN 1989 WHEN A GROUP OF VENTURE CAPITALISTS ACQUIRED THE SEMICONDUCTOR DIVISION OF GENERAL INSTRUMENT. A NEW MANAGEMENT TEAM, LEAD BY STEVE SANGHI, WAS INSTALLED IN 1990. THE COMPANY WENT PUBLIC IN 1993 WITH A HIGHLY SUCCESSFUL INITIAL PUBLIC OFFERING. BY 1997, THE COMPANY RANKED SECOND IN WORLDWIDE SHIPMENTS OF 8-BIT MICROCONTROLLERS (ACCORDING TO DATAQUEST). MCHP HAS ACQUIRED SEVERAL COMPANIES AND TECHNOLOGIES TO COMPLEMENT ITS GROWING PRODUCT PORTFOLIO INCLUDING: TELCOM SEMICONDUCTOR IN 2001 AND POWERSMART IN 2002.

PRODUCTS AND MARKETS SERVED

MCHP MANUFACTURES THE POPULAR PICMICRO(R) FIELD-PROGRAMMABLE RISC MICROCONTROLLERS, WHICH SERVE 8- AND 16-BIT EMBEDDED CONTROL APPLICATIONS, AND A BROAD SPECTRUM OF HIGH PERFORMANCE LINEAR AND MIXED-SIGNAL, POWER MANAGEMENT AND THERMAL MANAGEMENT DEVICES. THE COMPANY ALSO OFFERS COMPLEMENTARY MICROPERIPHERAL PRODUCTS INCLUDING INTERFACE DEVICES; MICROID(R)

                 Page 1 of 31, Execution Copy of August 15, 2002

RFID DEVICES; SERIAL EEPROMS; AND THE PATENTED KEELOQ(R) SECURITY DEVICES. THIS SYNERGISTIC PRODUCT PORTFOLIO TARGETS THOUSANDS OF APPLICATIONS AND A GROWING DEMAND FOR HIGH-PERFORMANCE DESIGNS IN THE AUTOMOTIVE, COMMUNICATIONS, COMPUTING, CONSUMER AND INDUSTRIAL CONTROL MARKETS.

MCHP'S PRODUCTS ARE FOUND IN HUNDREDS OF FORTUNE 500 COMPANIES SERVING THOUSANDS OF APPLICATIONS WORLDWIDE. SAMPLE CUSTOMER COMPANIES INCLUDE: GENIE, SANYO, TOYOTA, DELPHI, JOHNSON CONTROLS, LEXUS, APPLE COMPUTER, IBM, ERICSSON, NOKIA, GENERAL ELECTRIC AND WHIRLPOOL. TYPICAL APPLICATIONS CAN INCLUDE: GARAGE DOOR OPENERS, CORDLESS TOOLS, WHITE GOODS APPLIANCES, REMOTE-KEYLESS-ENTRY SYSTEMS, AUTOMOTIVE ANTI-LOCK BRAKING AND AIR BAG SENSORS, COMPUTER MOUSE AND KEYBOARDS, CELLULAR TELEPHONES, PAGERS, MOTOR CONTROL AND ROBOTICS.

AN EMBEDDED CONTROL SYSTEM IS TYPICALLY BURIED OR HIDDEN WITHIN THE APPLICATION, PROVIDING THE ELECTRONICS INTELLIGENCE TO THE END PRODUCT. IN MANY CASES THE CONSUMER DOES NOT KNOW THERE IS A SEMICONDUCTOR DEVICE POWERING FUNCTIONS WITHIN A "SMART" CLOTHES WASHING MACHINE, FOR EXAMPLE. WITH A MICROCONTROLLER-BASED EMBEDDED SYSTEM, THE MICROCONTROLLER WOULD ALLOW THE WASHING MACHINE TO DETERMINE LOAD SIZE, TYPE AND COLOR OF FABRIC, AND AMOUNT OF DIRT IN THE WATER. THIS SYSTEM WOULD AUTOMATICALLY CONTROL WATER TEMPERATURE AND LENGTH OF WASHING CYCLE. THE USER COULD EXPECT CLEAN CLOTHES EVERY TIME WHILE THE OPERATING PERFORMANCE OF THE MACHINE HAS BEEN ENHANCED AND ENERGY COSTS LOWERED. WITH FEWER PARTS (COMPARED TO MECHANICAL TIMERS AND KNOBS), THE APPLIANCE MAY BE CHEAPER TO BUY AND REPAIRS OR MAINTENANCE COSTS WOULD BE REDUCED.

SEMICONDUCTOR INDUSTRY

THE SEMICONDUCTOR INDUSTRY IS HIGHLY CYCLICAL, MARKED BY VOLATILE SWINGS IN TECHNOLOGY AND MARKET DEMAND. THE COMPANIES HARDEST HIT IN THE CURRENT DOWNCYCLE WERE THOSE, SUCH AS FUJITSU MICROELECTRONICS, WHO MANUFACTURED COMMODITY MEMORY DEVICES, INCLUDING DRAMS AND FLASH MEMORY. THE FLASH MEMORY MARKET HAS EXPERIENCED A SHARP AND PROLONGED DECLINE IN THIS INDUSTRY DOWNCYCLE.

MCHP'S BUSINESS MODEL IS DIFFERENT FROM THAT OF FUJITSU'S. MCHP DOES NOT MANUFACTURE STAND-ALONE FLASH MEMORY DEVICES OR OTHER DEVICES THAT TEND TO BE MORE SUSCEPTIBLE TO MARKET SWINGS. MCHP HAS A HIGHLY DIVERSIFIED CUSTOMER BASE THAT BETTER INSULATES MCHP FROM MARKET DOWNTURNS.

AS A TECHNICALITY (AND TO AVOID CONFUSION), MCHP DOES FEATURE FLASH MEMORY ON A PORTION OF ITS MICROCONTROLLER PRODUCTS. HOWEVER, THESE PRODUCTS COMPETE IN COMPLETELY DIFFERENT MARKETS THAN COMMODITY, STAND-ALONE FLASH MEMORY DEVICES. MCHP'S PRODUCTS ARE BASED ON A PROPRIETARY ARCHITECTURE, MAKING THEM LESS SUSCEPTIBLE TO MARKET SWINGS THAN COMMODITY DEVICES.

SALES & EARNINGS GROWTH

MCHP IS ONE OF THE BEST PERFORMING SEMICONDUCTOR COMPANIES IN TODAY'S CHALLENGING BUSINESS ENVIRONMENT. THE COMPANY HAS ANNOUNCED IT IS CURRENTLY SEEING AN UPWARD TREND IN DEMAND FOR ITS PRODUCTS, AND HAS RAISED EARNINGS GUIDANCE SEVERAL TIMES. MCHP WAS THE BEST PERFORMING STOCK IN THE NASDAQ 100 INDEX IN MAY 2002 (UP 91% YEAR OVER YEAR). THE COMPANY EFFECTED A 3-FOR-2 STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND IN MAY 2002.

                 Page 2 of 31, Execution Copy of August 15, 2002

MCHP HAS MORE THAN 35,000 CUSTOMERS WORLDWIDE, WITH SALES SPLIT EVENLY ACROSS THE EUROPEAN, ASIA/PACIFIC/JAPAN AND THE AMERICAS REGIONS. ABOUT 60% OF SALES ARE DERIVED THROUGH THE COMPANY'S DISTRIBUTION PARTNERS WITH THE REMAINING GENERATED BY A DIRECT SALES FORCE. NO ONE CUSTOMER MAKES UP MORE THAN 1.5% OF TOTAL SALES, AND THE TOP 10 CUSTOMERS REPRESENT NO MORE THAN 10% OF TOTAL SALES.

EMPLOYMENT PRACTICES AND CORPORATE CULTURE

AT ITS INCEPTION IN 1989, MCHP CREATED A SET OF DEFINING PRINCIPLES TO PRODUCE A CORPORATE CULTURE THAT UNLEASHES THE POTENTIAL OF OUR SUBSTANTIAL EMPLOYEE WORKFORCE. THE DILIGENT PRACTICE OF THESE "GUIDING VALUES" HAS BEEN DIRECTLY RESPONSIBLE FOR THE COMPANY'S INNOVATIVE NEW PRODUCTS, WORLD-CLASS QUALITY AND MANUFACTURING YIELDS AND STRONG EMPLOYEE TALENT BASE. MCHP'S CORPORATE CULTURE EMBRACES EMPLOYEE EMPOWERMENT AND A TEAM ENVIRONMENT.

EMPLOYMENT DIVERSITY

AT MCHP, WE BELIEVE THAT "EMPLOYEES ARE OUR GREATEST STRENGTH." WE ACKNOWLEDGE THE RIGHT OF ALL EMPLOYEES AND APPLICANTS TO BE TREATED AS INDIVIDUALS FREE FROM ANY DISCRIMINATION. WE PROVIDE A WORK ATMOSPHERE FREE OF HARASSMENT, AND WE RECOGNIZE THAT OUR SUCCESS DEPENDS ON THE FULL USE OF ABILITIES OF ALL QUALIFIED PEOPLE THAT WORK FOR AND WITH OUR COMPANY, REGARDLESS OF RACE, COLOR, RELIGION, SEX, AGE, NATIONAL ORIGIN, MARITAL STATUS, DISABILITY, OR VETERAN STATUS.

EMPLOYMENT OUTLOOK FOR GRESHAM, OR

INITIAL HIRING IS EXPECTED TO REACH APPROXIMATELY 60 PEOPLE DURING PRE-PRODUCTION PHASES. OVER THE PERIOD COVERED BY THIS AGREEMENT, MCHP BELIEVES THAT THE FACILITIES COULD EMPLOY MORE THAN 400 PEOPLE AS THE FACILITIES REACH VERY HIGH-VOLUME MANUFACTURING CAPACITY DURING THE TERM OF THE PROPOSED SIP.

THE COMPANY IS ATTRACTED TO THE HIGHLY TRAINED AND PRODUCTIVE EMPLOYEES IN THE AREA WHO WORKED FOR FUJISTU. MCHP IS LOOKING FORWARD TO ENGAGING WITH THESE INDIVIDUALS AS SPECIFIC POSITIONS BECOME AVAILABLE.

MCHP'S ANTICIPATED STAFFING REQUIREMENTS ARE LOWER THAN THE HISTORICAL NUMBER OF INDIVIDUALS EMPLOYED AT THIS FACILITY BY FUJITSU. MCHP RUNS HIGHLY EFFICIENT MANUFACTURING PROCESSES AND CERTAIN FUNCTIONAL AREAS WILL BE LOCATED AT THE COMPANY'S HEADQUARTERS IN CHANDLER, ARIZONA AND OTHER LOCATIONS, REDUCING THE NUMBER OF POSITIONS REQUIRED TO SUPPORT VOLUME PRODUCTION.

SALARY & BENEFITS

MCHP OFFERS A HIGHLY COMPETITIVE SALARY AND BENEFITS PACKAGE, INCLUDING MEDICAL, DENTAL, 401K, TUITION REIMBURSEMENT AND MUCH MORE. BECAUSE MANAGEMENT BELIEVES IT IS VERY IMPORTANT THAT THE EMPLOYEES' INTERESTS ARE TIED CLOSELY TO THOSE OF OUR SHAREHOLDERS, EVERY MCHP EMPLOYEE IS ELIGIBLE TO PARTICIPATE IN THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, WHEREBY EMPLOYEES CAN PURCHASE MCHP STOCK AT A DISCOUNTED RATE. GIVEN THE COMPANY'S STOCK PRICE APPRECIATION OVER TIME, THESE PROGRAMS HAVE BEEN VERY BENEFICIAL FOR EMPLOYEE PARTICIPANTS.

ENVIRONMENTAL & SAFETY RECORD

MCHP IS PROUD OF ITS STELLAR RECORD RELATED TO ENVIRONMENTAL AND SAFETY ISSUES. MCHP'S ACCIDENT/INJURY RATE IS EXTREMELY LOW AND OUR PUBLIC ENVIRONMENTAL COMPLIANCE TRACK RECORD IS EXCELLENT. MCHP HAS A LONG HISTORY OF MEETING OR EXCEEDING LOCAL, STATE, FEDERAL AND EPA

                 Page 3 of 31, Execution Copy of August 15, 2002

GUIDELINES. THE COMPANY MAKES EVERY EFFORT TO INTEGRATE RECYCLING INTO ITS MANUFACTURING PROCESSES.

COMMUNITY CONTRIBUTIONS

MCHP HAS AN EXTENSIVE TRACK RECORD OF CONTRIBUTING TO THE COMMUNITIES IN WHICH MCHP OPERATES IN THE USA. AROUND THE WORLD, MCHP'S SALES AND MANUFACTURING ORGANIZATIONS REGULARLY DONATE TO MANY SOCIAL SERVICE ORGANIZATIONS, AND ITS EMPLOYEES HAVE SPENT CONSIDERABLE TIME VOLUNTEERING IN THE LOCAL COMMUNITY.

     B. ORS 285B.380 to 285B.392 describes the process for obtaining the Strategic Investment Program ("SIP") partial tax exemption which is described in ORS 307.123. The Strategic Investment Program exemption requires the owner to pay property tax on the first one hundred million dollars ($100,000,000) of value of the facilities which receives the exemption; that taxable base increases each year by three percent. The exemption is temporary, lasting no longer than 15 years.

     C. The SIP exemption is available only if the governing body of the county in which the facilities are located requests the Oregon Economic and Community Development Commission to undertake the facilities as an "eligible project" after a public hearing, and (i) the county and the city in which the facilities is located have approved the special provisions relating to the property tax exemption, (ii) the firm benefited by the exemption has agreed to pay to the county a community service fee ("CSF") equal to 25% of the property taxes which are exempted, not to exceed $2 million each year, and (iii) the applicant has reached agreement with the county on any other requirements related to the project. In addition, ORS 285B.383 requires the benefited business firm to enter into a first source hiring agreement with a publicly funded job training provider that will remain in effect until the end of the tax exemption.

     D. MCHP proposes to purchase the facilities of Fujitsu Microelectronics, Inc. ("FMI") in the City of Gresham. In 1995 the County approved a SIP exemption for FMI with the potential to exempt more than $1 billion of property value for a period of fifteen years. However, those facilities never received that exemption. Those facilities are not now in production, and have a tax value of approximately $175 million. Maintaining that level of value requires FMI to expend significant sums each month. If those expenditures are discontinued the value of the facilities would decline precipitously, and the jobs which currently exist at the facilities would be lost. FMI has solicited proposals to purchase the facilities. FMI received only one proposal from a company that would continue to operate the facilities. That proposal was made by MCHP. If the FMI facilities is not sold to MCHP all jobs at that facilities are highly likely to be lost.

     E. MCHP has negotiated an agreement with FMI to purchase the facilities for $183.5 million, subject to obtaining tax-related cost reductions tied to a SIP and to other limited participation from the State of Oregon to cover the time period between when MCHP takes possession of the facilities and when the SIP takes effect. MCHP proposes to increase employment at the facilities from its projected level at August 15, 2002 of approximately thirty (30) to more than three hundred (300) by December 31, 2008, but only if MCHP receives the SIP

                 Page 4 of 31, Execution Copy of August 15, 2002 exemption for a maximum assessed value of $490 million for a limited term of seven years, beginning with County fiscal year 2003-04.

     F. MCHP has requested the County and the City to approve its project, which consists of the purchase of FMI's facilities in Gresham and the improvement and equipping of those facilities (the "Project"), but limited to a total assessed value of no more than $490 million and a term of seven years as provided in this Agreement.

     G. The two SIP exemptions previously approved by the County have each been for more than one billion dollars of assessed value, and have had terms of 15 years. The MCHP SIP exemption is for a substantially smaller assessed value and for a substantially shorter period of time. However, that exemption is critical to the economics of the transaction and is a closing condition to the sale of the FMI facilities. MCHP considers the SIP exemption an essential inducement to MCHP's ultimate decision to select the County and the City in which to locate the Project.

     H. The County and the City have approved the terms of this Agreement, which contains the special provisions relating to the SIP exemption for the Project.

     I. On [date] 2002, the County held a public hearing and then requested that the Oregon Economic and Community Development Commission to determine that the Project is an "eligible project" under ORS 285B.380 to 285B.392, which will receive a SIP exemption.

     J. MCHP intends to act as an exemplary corporate citizen. The County and City understand that, to be an exemplary corporate citizen, MCHP must be able to operate the Project in a competitive manner responsive to semiconductor industry conditions. This Agreement therefore adjusts or conditions certain of MCHP's obligations upon conditions in the semiconductor industry, demand for product produced at the Project, and other factors which are beyond MCHP's control. The parties acknowledge that, if doubt arises about the nature or extent of MCHP's obligations under this Agreement, this Agreement should be interpreted in a manner that allows MCHP to operate the Project competitively while meeting the County's goals.

     Now therefore, in consideration of the following mutual promises, the parties agree as follows:

II.  LIMITATIONS ON QUALIFICATION OF PROJECT FOR EXEMPTION; FUTURE EXEMPTIONS.

A.   LIMITATIONS.

     The Project consists of the purchase, improvement and equipping of FMI's facilities in Gresham, Oregon. Only $490 million of assessed value of the Project will be eligible for the exemption, and any assessed value at the Project during the term of this Agreement which exceeds $490 million shall not be eligible for the SIP exemption. The Project shall receive the SIP exemption for only seven fiscal years, commencing with County fiscal

                Page 5 of 31, Execution Copy of August 15, 2002 year 2003-04, and this Agreement and MCHP's SIP exemption shall terminate on June 30, 2010.

                Page 6 of 31, Execution Copy of August 15, 2002

     The maximum investments which MCHP expects to make, and the tax years in which those investments will appear on the tax rolls, are estimated to be:

County Tax Year                                     7/1/03 - 6/30/04    7/1/04 - 6/30/05   7/1/05 - 6/30/06
Projected      Assessed     Value/Lien
Date                                                      1/1/03             1/1/04              1/1/05
-----------------------------------------------------------------------------------------------------------
Initial Investment                                    $180,000,000        $180,000,000        $180,000,000
Facilities/Site Work                                    $4,450,000          $6,620,000          $8,540,000
Manufacturing Equipment                                $17,400,000         $42,260,000         $66,345,000
                                      ---------------------------------------------------------------------
Total Assessed Value                                  $201,850,000        $228,880,000        $254,885,000
                                      =====================================================================

SIP Floor                                             $100,000,000        $103,000,000        $106,090,000

Property Taxes                                          $1,679,580          $1,729,967          $1,781,866
CSF                                                       $427,663            $528,564            $624,783
                                      ---------------------------------------------------------------------
Total Payments by MCHP                                  $2,107,243          $2,258,531          $2,406,649
                                      =====================================================================

SIP Benefit to MCHP                                     $1,282,989          $1,585,691          $1,874,348
                                      =====================================================================

County Tax Year                               7/1/06 - 6/30/07  7/1/07 - 6/30/08  7/1/08 - 6/30/09  7/1/09 - 6/30/10
Projected      Assessed     Value/Lien
Date                                                1/1/06           1/1/07            1/1/08             1/1/09
--------------------------------------------------------------------------------------------------------------------
Initial Investment                               $180,000,000     $180,000,000      $180,000,000       $180,000,000
Facilities/Site Work                               $7,570,000       $6,710,000        $5,960,000         $5,320,000
Manufacturing Equipment                          $216,645,000     $304,823,000      $259,689,000       $239,256,000
--------------------------------------------------------------------------------------------------------------------
Total Assessed Value                             $404,215,000     $491,533,000      $445,649,000       $424,576,000
====================================================================================================================

SIP Floor                                        $109,272,700     $112,550,881      $115,927,407       $119,405,230

Property Taxes                                     $1,835,322       $1,890,382        $1,947,094         $2,005,506
CSF                                                $1,238,448       $1,591,327        $1,384,484         $1,281,397
--------------------------------------------------------------------------------------------------------------------
Total Payments by MCHP                             $3,073,770       $3,481,709        $3,331,578         $3,286,903
====================================================================================================================

SIP Benefit to MCHP                                $3,715,343       $4,773,980        $4,153,453         $3,844,190
====================================================================================================================

                Page 7 of 31, Execution Copy of August 15, 2002

B. SCHEDULE SHOWS MAXIMUM BENEFITS; EXEMPTION APPROVED UNDER EXTRAORDINARY CIRCUMSTANCES, FUTURE EXEMPTIONS.

     1. This schedule of investments is an estimate of the maximum level of investment which MCHP currently expects it will make at the Project. Actual investments at the Project may be substantially less, reducing the associated SIP benefit to MCHP.

     2. This SIP exemption for MCHP is being approved under extraordinary circumstances: the economy has been in recession, jobs have been lost at FMI's facilities, and MCHP is asking for a substantially smaller, shorter SIP exemption than the County has approved in the past. MCHP may make significant improvements at the Project site which do not qualify for this SIP exemption. The County has no obligation to approve SIP exemptions for those improvements, and MCHP has no obligation to make those improvements. However, MCHP understands that, if MCHP seeks additional SIP exemptions, MCHP will be expected to make contributions toward the County's goals that significantly exceed the contributions required by this Agreement.

C.   VERIFICATION OF FACTUAL ASSUMPTIONS.

     MCHP has agreed to pay the County a SIP processing fee which is equal to the County's costs for consultants, but does not exceed $30,000. Those consultants will perform the following services to facilitate a Strategic Investment Program contract between MCHP and the County:

     (1) Economist. Review Strategic Investment Program application and associated economic analysis. The analysis is to include impacts on jobs, tax impacts on County and City of Gresham, verify depreciation schedules used for tax calculations, verify impact on County and City of Gresham infrastructure. Provide information to Integra Services (appraiser) as needed. Appear before the County Board and the City Council to provide expert testimony.

     (2) Appraiser. Appraise the land, personal property and facilities located at 21005 and 21015 SE Stark Street, Gresham, Oregon. Provide executive summary of a sales comparison appraisal to the County.

     This sum shall be paid to the County by August 15, 2002.

III. STATUTORY OBLIGATIONS OF MCHP.

A.   PAYMENT OF CSF.

     1.   Amount.

          For each year in which MCHP receives the Property Tax Abatement, MCHP shall pay to the County a Community Service Fee (CSF), as provided by ORS

                Page 8 of 31, Execution Copy of August 15, 2002

          285B.386(4)(b), equal to 25 percent of the property taxes abated in such tax year, but not exceeding $2 million.

     2.   By November 15.

          The CSF payment shall be made to the County Finance Manager no later than November 15 of each year, commencing with November 15, 2003. However, MCHP shall not be required to pay the CSF before ten business days after MCHP receives the invoice described in Section III.A.3, below. Payment shall be made based on an invoice submitted by the County to MCHP in such form and according to such method as shall be agreed to by the parties prior to November 15 of the tax year in which the Project is assessed and taxed. The payment shall be sent to:

          Name:            David A. Boyer
          Position Title:  Finance Director
          Address:         Multnomah County, Oregon
                           501 SE Hawthorne Blvd, 4th Floor
                           PO Box 14700
                           Portland, Oregon 97293

     3.   Statement 30 Days in Advance

          The County shall provide MCHP with a statement of the CSF due no less than 30 days prior to the due date.

     4.   Adjustments

          If the assessed value of the Project is adjusted after November 15 of any tax year in such a manner that property taxes due from MCHP for that year are reduced, and the reduction reduces the CSF for that year, the County shall pay the amount of the reduction to MCHP, together with interest at the rate established by law for tax refunds (ORS 311.505(2)) from the date of payment of the CSF. If the County does not pay the amount by November 10 of the following year, MCHP may withhold the unpaid amount, plus interest as provided in this Section, from subsequent CSF payments due from MCHP under this Agreement. If the remaining CSF payments due from MCHP are less than the amount owed by the County to MCHP under this Section, the County shall pay the amount due to MCHP not later than December 15 of the year following the year in which the reduction occurs. An appeal of the assessed value does not defer the payment of the CSF. The CSF shall be paid as set out in paragraph 2 above. Any adjustments based on the outcome of the appeal shall be in accord with this paragraph.

                Page 9 of 31, Execution Copy of August 15, 2002

     5.   Nonpayment of CSF.

          In compliance with ORS 307.123(b)(6), if MCHP fails to pay the CSF fee required by ORS 285B.386(4)(b), by the end of the tax year in which it is due, the tax exemption shall be revoked and the property shall be fully taxable for the following tax year for which the fee remains unpaid. It is agreed that MCHP shall pay the CSF for a total of seven years, and the property tax exemption will be revoked at the end of that seven year period. MCHP specifically agrees that it will not seek reinstatement of the property tax exemption by making CSF payments after the seven years contemplated by this agreement.

B.   FIRST SOURCE AGREEMENT.

     To target the County's unemployed and underemployed population and comply with the requirements of ORS 285B.383(3), MCHP shall enter into an Exclusive Full-Service First Source Hiring Agreement (FSA), with the Multnomah County or its designated contact agency(s) as defined in OAR 123-070-1100 . An executed copy of the FSA is attached to this Agreement as Exhibit A. Except as specifically provided in the FSA, MCHP's obligations under the FSA shall commence on July 1, 2003, the beginning of the County fiscal year in which MCHP first receives an SIP exemption.

IV.  ADDITIONAL OBLIGATIONS OF MCHP TO MEET COUNTY SIP STANDARDS AND GOALS.

     In consideration of the County's and City's actions to approve a SIP exemption for the Project, MCHP agrees to fill the role of an exemplary corporate citizen in Multnomah County as provided in this Agreement. Such a citizen helps prepare the unemployed and underemployed, including the emerging workforce from local high schools, community colleges, and universities, for entry level jobs which provide career paths, family wages, and excellent benefits, including childcare referrals and negotiations of group rates, which help assure the success of the employee in those jobs. An exemplary corporate citizen also leads the business community by progressing toward a goal to have no negative impact on the environment through state-of-the-art transportation and environmental programs. And, an exemplary corporate citizen positively affects the educational and economic well-being of the community in which it resides by directing its efforts and resources to the benefit of its community's citizens and businesses. By meeting the performance requirements specified in this Agreement, MCHP will meet its responsibilities as an exemplary corporate citizen.

A.   HIRING, WAGES, BENEFITS, TRAINING AND RETENTION.

     COUNTY GOALS:

          TO CREATE LONG TERM JOBS WITH FAMILY WAGES, BENEFITS AND WORKING CONDITIONS FOR COUNTY RESIDENTS OR CREATION OF A FULL SPECTRUM OF JOBS FOR RESIDENTS OF MULTNOMAH COUNTY WHO ARE UNEMPLOYED OR UNDEREMPLOYED, WITH A CLEAR CAREER TRACK FROM ENTRY-LEVEL JOBS TO FAMILY WAGE JOBS.

                Page 10 of 31, Execution Copy of August 15, 2002

          TO PROVIDE EDUCATIONAL OPPORTUNITIES TO ENHANCE UPWARD MOBILITY FOR BOTH TECHNICAL AND MANAGEMENT ROLES.

          TO MINIMIZE THE NUMBER OF CONTRACTED ON-SITE JOBS THAT PAY LOW WAGES.

     MCHP ACKNOWLEDGES THESE COUNTY GOALS AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THOSE GOALS:

     1.   Local Hiring.

          MCHP's goal is to hire many local candidates. MCHP intends to target as much as possible the workers who have been laid off by FMI for the open job opportunities MCHP will create. MCHP will focus on previous employees who have directly related semiconductor fabrication experience. Once MCHP has exhausted those rehiring possibilities, MCHP will work with the County to find more qualified candidates.

     2.   Retention of Existing Jobs and New Hires.

          a.   Number of Jobs.

               MCHP currently projects that, at a minimum, the following jobs will be retained or created at the Project (totals refer to the total number of jobs at the Project including jobs retained and jobs created) in the following calendar years:

                                    ANNUAL
                                    SALARY
                  TOTAL           RANGE ($K)       CY03     CY04    CY05     CY06    CY07     CY08      CY09
                  -----           ----------       ----     ----    ----     ----    ----     ----      ----
               Engineering        47.0-76.2         27       30       33       36      40       44        48
                Eng Techs         27.2-42.4         40       44       48       53      58       64        70
                   MFG            19.3-33.2         80       92      106      121     140      161       185
                Mgmt/Admin        55.5-94.4         24       26       29       32      35       38        41
                Facilities        37.2-59.2         23       25       28       31      34       37        40
               Doc Control        26.4-38.2          1        1        2        2       2        2         2
                Materials         24.6-38.2          9        9       10       11      13       14        15
                                                   ---      ---      ---      ---     ---      ---       ---
                  TOTAL                            204      228      256      286     321      360       401

               The preceding table shows the minimum number of jobs which MCHP expects it will create at the Project. If economic conditions support investments in the Project at the level shown in Section II.A, it is expected that jobs at the Project will exceed the minimum number of jobs shown in the preceding table. MCHP will report all jobs at the Project in accordance with Section V.

                Page 11 of 31, Execution Copy of August 15, 2002

          b.   Timing.

               MCHP shall create the total number of jobs at the Project set out in the preceding chart in each of the years shown in that chart. Each year's minimum number of jobs, as set out in the "Total" row of the chart shown above, shall be created by December 31 of the relevant year. A new job is "created" when someone is hired as a regular full-time employee. The number of employees may be deferred or reduced temporarily due to delays in commissioning equipment, inability of MCHP to recruit qualified employees, or economic circumstances, either in general or specific to MCHP, leading to a requirement for a deferral in recruitment or a reduction in employment. If such a deferral or reduction is necessary, MCHP shall notify the County in writing, specifying the reason for the deferral or reduction, the amount of the deferral or reduction, and the expected duration of the circumstances giving rise to the deferral or reduction. If the County believes that MCHP has deferred or reduced maintaining and creating jobs in violation of this Agreement, the County may commence dispute resolution proceedings under Section VII.A of this Agreement.

          c.   Additional Employment.

               Total Project  employees  may be greater than those  indicated in
               Section IV.A.2.a. While MCHP cannot commit to increases, the commitment to the Exclusive Full-Service First Source Hiring Agreement attached as Exhibit A of this Agreement shall apply throughout the term of this Agreement.

     3.   Temporary Employees.

          MCHP anticipates it will use temporary employees in production tasks only to meet peak production loads and to cover temporary and extended leaves of absence. A Category One temporary employee, as defined in paragraph 5, below, shall not hold a position longer than six months unless the employee is filling a vacancy created by extended medical leave or a statutorily protected leave.

     4.   Retention of Employees.

          MCHP intends to hire and retain these employees for many years, and to provide its employees with multiple opportunities to move progressively through the MCHP corporate organization with increasing responsibility. To carry out these intentions, MCHP shall maintain during the term of this Agreement a transfer policy and an internal posting policy which are substantially similar to the transfer policy and internal posting policy which are attached as Exhibit B to this Agreement.

                Page 12 of 31, Execution Copy of August 15, 2002

          It is the intent of the parties that employees hired in new jobs be retained either in the initial position or in progressively more responsible positions within MCHP. Beginning with the end of fiscal year 2003-04, MCHP shall demonstrate that at least 70% of all of its regular full time employees at the Gresham facilities except those described in the next sentence are retained for at least two years. The following employees will not be counted: 1) those terminated for cause; and (2) those who voluntarily terminate employment other than for reasons of inadequacy of child care, transportation or housing.

     5.   Advancement of Category One Employees.

          MCHP will source as many Category One Employees as practicable for hire into entry-level production operator jobs. MCHP currently provides a weeklong training class for all production operators. In addition, MCHP continually offers in-house training and certification levels to improve performance and employee output. MCHP shall maintain these programs or substantially similar programs during the term of this Agreement. "Category One Employee" means a person holding a job which requires less than a two year college degree or certificate and which is not highly technical in nature.

          In addition, MCHP shall:

          a. offer supervisors of Category One Employees substantial training in dealing with employee issues, including workplace diversity.

          b. maintain its current, multi-step disciplinary process, or a substantially similar process, in place to ensure all employees are given multiple opportunities to improve their performance as well as to receive guidance on any particular employee issues. MCHP's current Employee Performance Improvement Plan , which details MCHP's multi-step process for employee discipline, is attached as Exhibit C to this Agreement.

          c. maintain its current policy of referring employees to multiple avenues for guidance, including but not limited to access to an employee assistance program which provides counseling. MCHP's current open door policy, which refers employees to several avenues for guidance, it attached as Exhibit D to this Agreement.

     6.   Promotional Practices.

          Microchip's practice is to promote approximately 10% of the indirect labor force once per year to the next grade level responsibility. Approximately 40% of the new Gresham facilities will be direct labor employees. Once Microchip places an entry level or category one direct labor employee into grade 90, the following chart illustrates their path.

                Page 13 of 31, Execution Copy of August 15, 2002

          90---92 -First year promotion
          92---94 -Second year promotion
          94---96 -Third year promotion

          Once a Category One employee has reached grade 96 they have had a promotion every year for three years and they have reached the highest grade available. To continue advancement an employee must take on additional responsibilities such as supervision or follow a technical path toward engineering.

          Microchip provides tuition reimbursement as described in Exhibit G up to $10,000 a year for education. Microchip commits to continue with this level of promotions per year to the extent economic conditions permit, for all employees whose job performance justifies promotion.

          "Direct labor" refers to anyone who touches the product or works on the wafer process. Direct labor positions are classified as "production specialists" whose costs are included in MCHP's cost per wafer analysis. "Indirect labor" refers to any labor positions except "direct labor."

     7.   Wages.

          MCHP represents that its current wage structure, including base pay, bonus and stock option grants, are competitive with current industry standards. MCHP will continue to maintain competitive wages, and to compare its wages to the Radford Benchmark Survey annually, or its equivalent. A chart showing wages, benefits, shift differential, and overtime is attached as Exhibit H. MCHP commits to reviewing the Radford Benchmark and making any changes to salary ranges that apply, provided that economic conditions allow for such increases in salary ranges.

     8.   Employer Paid Benefits.

          a.   In General.

               MCHP intends to fulfill its role as an exemplary corporate citizen by providing an attractive and competitive benefits package which enables MCHP to recruit and retain qualified employees. MCHP acknowledges that provision of excellent, competitive benefits is vital, not only to achieving MCHP's corporate objectives, but also to achieve the County's goals.

          b.   Specific Benefits.

               MCHP currently provides all existing US employees at other locations with the benefits described in Exhibit E attached to this Agreement.

                Page 14 of 31, Execution Copy of August 15, 2002

               During the period of property tax exemption, MCHP may have to modify its benefits package in order to maintain costs in response to industry or economic conditions or to remain competitive. The cost to MCHP's employees is the same for all employees regardless of job title or income level. Employees may choose to insure only themselves, employee plus spouse or employee plus family. Also included in the attached as Exhibit E is a cost analysis for benefit cost for the benefit plan year of May 1, 2002 through April 30, 2003.

               MCHP shall report the benefits it provides for employees at the Project, and, prior to making any substantial reductions in MCHP's aggregate benefits package, MCHP shall provide reasonable notice to the County.

               During the period of the property tax exemption, MCHP shall provide health insurance at least comparable to that provided under the Oregon Health Plan (OHP).

     9.   Child Care.

          MCHP will work in good faith to attempt partnership relationships with local childcare facilities to provide discounts for MCHP employees. MCHP will provide a link to Oregon childcare commission website (http://findit.emp.state.or.us/occc/) on its internal website to facilitate employee access to childcare information.

B.   TRANSPORTATION.

     COUNTY GOAL:

          TO ENCOURAGE EMPLOYEES TO USE TRANSIT, CARPOOLS, VANPOOLS, OR ALTERNATIVE MODES OF TRANSPORTATION.

     MCHP ACKNOWLEDGES THIS COUNTY GOAL AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THIS GOAL:

     MCHP shall encourage use of alternative modes of transportation by maintaining its current Trip Reduction Program, or a substantially similar program. MCHP's current Trip Reduction Program is described in Exhibit F attached to this Agreement.

C.   INFRASTRUCTURE AND PUBLIC SERVICES.

     COUNTY GOAL:

          TO ELIMINATE ADVERSE IMPACTS ON THE LEVEL OF SERVICE PROVIDED TO EXISTING RESIDENTS OF MULTNOMAH COUNTY AND THE REGION.

                Page 15 of 31, Execution Copy of August 15, 2002

     MCHP ACKNOWLEDGES THIS COUNTY GOAL AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THAT GOAL:

     MCHP shall comply with all material provisions generally applicable under City, County and State of Oregon development requirements to mitigate adverse impacts on the level of services to existing residents of the County and City that involve transportation and utility infrastructure and public safety.

D.   ENVIRONMENTAL PROTECTION.

     COUNTY GOAL:

          TO APPROVE TAX ABATEMENTS ONLY FOR FIRMS THAT DEMONSTRATE A COMMITMENT TO ENVIRONMENTAL PROTECTION.

     MCHP ACKNOWLEDGES THIS COUNTY GOAL AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THAT GOAL:

     To demonstrate its commitment to environmental protection:

     1. MCHP shall identify by June 30, 2004, baseline conditions associated with full production in each of the following categories: (1) toxic and hazardous materials; (2) water conservation, reuse and waste water discharge; (3) air quality; (4) waste reduction and recycling; and (5) energy conservation. Additionally, MCHP will create an evaluation matrix to measure its progress toward the County's goal and shall strive to make progress toward that goal.

     2. MCHP shall carefully evaluate participation in DEQ's Green Permits program and EPA's Performance Track program. Multnomah County agrees that successful application and participation by MCHP in the Green Permits program or EPA Performance Track program will constitute achievement of the County goal, however, other appropriate measures can also contribute to meeting the goal. MCHP shall make its determination regarding an application for the Green Permits or Performance Track programs by August 1, 2003. At this time, should MCHP decline to make application, MCHP will notify the County in writing, identifying the reasons for MCHP's decision and specifying alternative measures and pollution prevention or environmental management programs that MCHP will promptly pursue and implement to further the County's environmental protection goal.

     3. If any person is determined by the appropriate environmental authority to have violated an applicable environmental law, MCHP shall cure or cause to be cured the damage in accordance with and as required by applicable laws to the reasonable satisfaction of the reviewing environmental authority.

                Page 16 of 31, Execution Copy of August 15, 2002

E.   JOB TRAINING.

     COUNTY GOALS:

          TO BUILD A WORLD-CLASS WORKFORCE THAT PROVIDES THE FULL RANGE OF SKILLS NECESSARY TO ATTRACT AND SUSTAIN COMPETITIVE, HIGH PERFORMANCE COMPANIES.

          TO GRADUATE ALL CHILDREN FROM HIGH SCHOOL WITH SKILLS ENABLING THEM TO SUCCEED IN THE WORKFORCE AND/OR IN POST-SECONDARY EDUCATION, INCLUDING THE FUNDAMENTAL ABILITY TO READ, WRITE, COMMUNICATE AND REASON.

          TO ESTABLISH STRONGER EDUCATIONAL PROGRAMS BEYOND THE SECONDARY LEVEL TO MEET THE REGION'S NEEDS FOR ACCESSIBLE EDUCATION, EXPANDED GRADUATE PROGRAMS, HIGH-QUALITY RESEARCH, TECHNOLOGY TRANSFER AND ECONOMIC DEVELOPMENT.

          TO PROVIDE EDUCATIONAL OPPORTUNITIES TO ENHANCE UPWARD MOBILITY FOR BOTH TECHNICAL AND MANAGEMENT ROLES.

     MCHP ACKNOWLEDGES THESE COUNTY GOALS AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THOSE GOALS:

     1. MCHP shall work in good faith with the education community to support curriculum and career path options for obtaining jobs in the semiconductor field. This good-faith effort includes but is not limited to:

          (a) Assisting in the successful realization of the Center for Advanced Learning by serving on the C.A.L industry advisory committee; providing assistance and expertise with curriculum development, instructional assistance, development of internships and mentoring opportunities; consideration of financial and equipment donations to the C.A.L.

          (b) Working with MHCC and local high schools (Gresham, Sam Barlow, Reynolds, Centennial, Parkrose, David Douglas, and Marshall) to explore partnership opportunities including but not limited to: internships and mentoring programs, curriculum development, instructional assistance, scholarships, financial and equipment donations.

          (c) Designating a representative to serve on the Board of Directors of the Mt. Hood Community College Foundation, when a position becomes available.

                Page 17 of 31, Execution Copy of August 15, 2002

     2. MCHP currently offers 40 hours of on site training to all newly hired operators at no cost to the employee. MCHP commits to utilizing the Mt. Hood Microelectronics Training Center for elements of employee training. MCHP and Mt. Hood Community College will confer and determine the appropriate employee training to be conducted at the Mt. Hood Microelectronics Training Center (MTC). Such determination shall be made by July 1, 2003. At this time MCHP shall designate a representative to serve on the MTC budget committee. Each firm which has a SIP agreement with the County that requires that firm to contribute to MTC on substantially the same basis as MCHP (a "SIP Firm") shall be entitled to have a member on the budget committee for MTC. The budget committee for MTC shall consist of one member appointed by the County, one by Mt. Hood Community College, and one by each SIP firm.

          a. The members of the Budget Committee shall approve a Training Center operating budget for each calendar year by majority vote. However, without the prior written consent of MCHP, the budget approved for annual operating costs shall not exceed $126,450, which is equal to 110% of the Training Center operating budget for 2001.

          b. After the budget is approved in accordance with the preceding paragraph, the funding for the budget for each calendar year shall be apportioned among the SIP Firms, based on the number of personnel each SIP firm had at its project as of December 31 of the preceding calendar year. The apportionment shall be based on a ratio of the personnel at the Project (as shown in the following schedule) to the total number of personnel scheduled to be at all SIP Firm's projects. The schedule of personnel for the Project shall be:

                    Calendar Year ending           Number of
                        December 31                Personnel
                        -----------                ---------
                           2003                        204
                           2004                        228
                           2005                        256
                           2006                        286
                           2007                        321
                           2008                        360
                           2009                        401

               This schedule of personnel shall be amended to reflect actual employment in the event that actual employment differs by more than twenty-five percent from the above numbers.

               Payment from each firm will be scheduled by the Budget Committee to coincide with the estimated need to pay costs of Mt. Hood Microelectronics Center related to education and training for the high technology industry.

                Page 18 of 31, Execution Copy of August 15, 2002

               In  addition  MCHP's  tuition   reimbursement  policy,  which  is
               attached   as  Exhibit  G,   provides  up  to  $10,000  per  year
               reimbursement for classes and books to anyone who enrolls in classes at a certified university for job related classes or degree.

     3. MCHP currently provides funds in departmental budgets to cover external training needs for employees to improve their skills.

     4. MCHP currently maintains an extensive in house training department with an excellent portfolio of classes, see attached recent recognition from Training Magazine. MCHP will offer 15 training classes at the Project by July 1, 2003, and will increase training classes to include its full core curriculum as the Project reaches full production capacity.

     5.   MCHP  shall  continue  to  provide  these  educational   programs,  or
          substantially similar educations benefits for its employees.

     6. MCHP agrees to evaluate the Fujitsu proprietary degree in good faith and allow its employees appropriate credit for having obtained that degree.

F.   PROCURE LOCALLY PRODUCED OR SOLD GOODS AND SERVICES

     COUNTY GOAL:

          TO ENCOURAGE THE PURCHASE OF GOODS AND SERVICES PRODUCED OR SOLD BY BUSINESSES IN MULTNOMAH COUNTY AND THE REGION.

     MCHP ACKNOWLEDGES THIS COUNTY GOAL AND AGREES TO TAKE THE FOLLOWING ACTIONS IN SUPPORT OF THIS GOAL:

     1. MCHP acknowledges this County goal and agrees to make best effort to purchase from local suppliers subject to MCHP's ability to find local suppliers whose products meet MCHP's specifications and quality standards, and whose products cost the same or lower that non-local goods and services.

     2. MCHP will make good faith and reasonable efforts to procure for construction, installation and equipment maintenance services in a manner which recognizes and rewards responsible contractors based on the following factors: necessary technical qualifications (including licensure), past performance record (including safety, cost effectiveness, business location (per the local procurement goals of this Agreement) and other factors consistent with MCHP's stated mission, values, and record of operations.

                Page 19 of 31, Execution Copy of August 15, 2002
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V.   MCHP REPORTING REQUIREMENTS.

A.   MCHP TO REPORT CONTRACT COMPLIANCE TO COUNTY.

     1. MCHP shall prepare and submit to County SIP Manager the quarterly and annual reports described in paragraphs 5 and 6 below. The annual report shall include the quarterly report information on the jobs information for the quarter ending June 30. No separate quarterly report is required for the quarter ending June 30.

     2. MCHP, County and the City will work together to determine the form of report necessary to track benefits of the "targeted population," as that term is defined in the First Source Agreement. To the extent possible, data compilations generated and used by MCHP in the ordinary conduct of its operations will be used for the report to the County.

     3.   The reports are to be sent to the following address:

               Duke Shepard
               Multnomah County Chair's Office
               501 SE Hawthorne Blvd. 6th floor
               Portland, OR 97293-0700

     4.   Confidentiality of Reports.

          MCHP proprietary information contained in the reports and documents submitted by MCHP to the County in support of the report is, and shall be, submitted in complete confidence. County shall treat MCHP's proprietary information in a confidential manner. The parties agree that any such proprietary information is exempt from public disclosure under, and the County agrees to assert in connection with any public records request that, such information is exempt from disclosure under the Public Records Law, ORS 192.502(4). This Agreement is MCHP's written request for confidentiality and is the County's assurance that it will treat MCHP's documents as confidential. The County acknowledges that MCHP documents that contain proprietary information may give competitors an undue advantage, and, therefore, that such documents are also entitled to nondisclosure protection under ORS 192.501(2). Additionally, employee survey information of a private nature is exempt from disclosure under ORS 192.502(2) and 192.501(5).

          MCHP understands and agrees that the County may, subject to the foregoing confidentiality obligations imposed upon the County, send portions of the reports to other Oregon governmental entities for review to ensure compliance with this Agreement. For example, the portion of the report on compliance with the County's environmental goals may be sent to DEQ for review. The confidentiality of the MCHP documents shall extend to such documents in the hands of all other governmental agencies and the County shall advise the other governmental agencies of the confidentiality obligation when submitting MCHP

                Page 20 of 31, Execution Copy of August 15, 2002
          documents  to  such  other  governmental   entities.   ORS  192.502(9)
          contemplates continued confidentiality for documents transferred by a public body to another public body.

          Notwithstanding any other provision of this Agreement, MCHP shall not be required to report information to the County in a manner which violates the privacy rights of MCHP's employees. If the County discloses any information provided by MCHP to the County pursuant to this Agreement in any manner which violates the rights of any person or entity, the County shall indemnify and hold MCHP and its agents, directors, officers or employees harmless from and against any claim made against MCHP or its agents, directors, officers or employees based on the disclosure of that information by the County, including costs of attorneys' fees at trial and on appeal.

     5.   Quarterly Reports on Job Creation, Compensation and Retention.

          Beginning with County fiscal year 2003-2004, MCHP shall prepare and deliver within 45 days of the close of each fiscal quarter (September 30, December 31, March 31 and June 30), a report containing the following information:

          a. Hiring activity for the prior quarter for the Project, including day of hire, title, level, starting compensation and category of position (using the categories shown in the chart in Section IV.A.2.a).

          b. Turnover rate for all employees at the Project, calculated in accordance with Section IV.A.4.

     6.   Annual Reports.

          MCHP shall prepare and deliver by November 15 of the tax year following the tax abatement year, a report which addresses each of the reporting requirements listed below:

          a.   Wages.

               MCHP shall provide a report of its total payroll and total number of employees, and shall calculate and report the average payroll for employees at the Project.

          b.   Benefits.

               MCHP shall provide a statement of the benefits it provided during the tax abatement year to its employees, any changes in the benefits from the prior year.

          c.   Hiring Outside of FSA.

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               MCHP shall  provide a  statement  of the covered  employee  hires which were not referred to MCHP by the County pursuant to the FSA during the tax abatement year. It shall include the date of hire, job classification, wage scale and residency (state, county, city) at, or just prior to, time of hire. A report form shall be created by County and/or City with MCHP.

          d.   Transportation.

               MCHP shall provide a statement of its actions under Section IV.B for the tax abatement year.

          e.   Job Training.

               MCHP shall provide a statement of its actions under Section IV.E for the tax abatement year period.

          f.   Local Procurement.

               MCHP shall report annually:

               (1)  The amount of MCHP expenditures in Oregon.

               (2)  The amount of MCHP expenditures in Multnomah County.

               (3)  The percent change in expenditures over prior year.

          g.   Environmental Management Plan and Cleanup.

               (1) MCHP shall report annually on its progress toward meeting the County's environmental protection goal stated in Section IV.D.

               (2) MCHP shall report on any notices of violation of environmental laws at the Project which MCHP receives from an environmental authority having jurisdiction over the Project that were given in the prior County fiscal year (beginning commencing in County fiscal year 2004-05 for any notices of violation received in County fiscal year 2003-04) and, if there were any, whether the appropriate environmental agency approved the remedial measures.

     7.   County Report on MCHP Compliance.

          The County shall also prepare an annual report to the public describing MCHP's compliance with the terms of this Agreement.

                Page 22 of 31, Execution Copy of August 15, 2002

B.   COOPERATION WITH OREGON DEPARTMENT OF REVENUE.

     MCHP and the County shall cooperate with the Oregon Department of Revenue to identify the property that receives the property tax exemption as described in this Agreement.

VI.  OBLIGATIONS OF COUNTY AND CITY.

A.   FINDINGS.

     In consideration of the actions of MCHP as described in this Agreement, the County and the City find that:

     1. Granting an SIP exemption for the Project will foster the economic growth and legislative policy as set forth in ORS 285.310.

     2.   The  Project  will  be  consistent   with  all  applicable   laws  and
          regulations.

     3. The operation of the Project in the County and the City would be in the best interest of the citizens of Multnomah County and the City of Gresham.

B.   THE COUNTY AND CITY AGREE AS FOLLOWS:

     1.   Approval of Provisions Related to Property Tax Exemption.

          The County and the City approve the provisions of this Agreement related to the SIP exemption by execution of this Agreement. The County agrees to approve the application of MCHP and request the undertaking of the Project as an "eligible project" by official action of its governing body in compliance with ORS 285B.386(1).

     2.   Property Tax Exemption.

          Upon approval by of the Project as an "eligible project" by the Oregon Economic and Community Development Commission, the Project shall be subject to assessment and taxation as provided in ORS 307.123 beginning in fiscal year 2003-2004.

VII. BREACH; DEFAULT; REMEDIES OF THE COUNTY.

A.   DISPUTE RESOLUTION PROCEDURE.

     1. Multnomah County's designated SIP Manager shall have the duty to monitor compliance by MCHP with the terms of this Agreement.

     2. If either County or the City has substantial evidence to believe that MCHP has failed materially to comply with any term of this Agreement and that such failure is not excused, County and the City shall confer, and shall involve persons in their

                Page 23 of 31, Execution Copy of August 15, 2002
          organizations whose job responsibilities relate to the noncompliance. County shall show the evidence of noncompliance to these representatives. If, after they examine the evidence, County continues to believe that MCHP has failed materially to comply with one or more terms of this Agreement and the failure is not excused, County shall notify MCHP of this belief and the basis therefor. In any event, MCHP shall not be deemed to have failed to comply with this Agreement if the failure is caused by a FORCE MAJEURE, as provided under Section VII.B, below, or if the alleged failure is a variance from numerically ascertainable terms which is described in Section VII.E.

     3. Notice required by Section VII.A.2 shall be in writing and shall be sent to MCHP at the following addresses, both of which shall be required for notice to be effective:

               Microchip Technology Incorporated
               2355 West Chandler Blvd.
               Chandler, Arizona 85224-6199

               Attention:  Steve Sanghi, President and CEO
               With a copy to: Mary K. Simmons, General Counsel

          If MCHP wishes to change the address(es) to which notice hereunder shall be given, it may do so by providing written notice to the County at the address indicated in Section V.A.3.

     4. Upon receipt of the notice described in Section VII.A.2, MCHP shall have 45 days to respond in writing. MCHP's written response shall be delivered to County at the address shown in Section V.A.3. MCHP's response shall include such supporting documentation as is related to the issues raised by the notice described in Section VII.A.2 and that is within MCHP's control to provide for the sole purpose of allowing the County to substantiate MCHP's response. The County shall have 45 days in which to review and consider MCHP's response and to notify MCHP in writing if the County believes MCHP is not in compliance, and to state the basis for the County's belief. If the County does not give MCHP such written notice within 45 days, the matter shall be deemed closed.

     5. If the County notifies MCHP pursuant to Section VI.A.4 that the County continues to believe that a failure of performance by MCHP has occurred, the parties will meet as soon as possible and confer with the objective that the issues upon which there is dispute are clearly defined and understood and that any misunderstanding of the essential factors of the dispute may be resolved. The County may retain an outside consultant, or the County Auditor may be used to verify MCHP's compliance. In the course of this process, if physical access to the Project premises is required, MCHP will allow the County or its designated consultant or Auditor such access at reasonable times and under conditions that will comply with MCHP's customary rules and procedures pertaining to safety,

                Page 24 of 31, Execution Copy of August 15, 2002 property security, confidentiality, engineering, and intellectual property protection and so as to not interfere with MCHP's operations of the Project. The parties shall also exercise their respective best efforts to resolve all disputed issues, in a manner and result that is consistent with the provisions of this Agreement. A resolution so reached shall be documented in a written Compliance Agreement to the parties' mutual satisfaction.

     6. If, following such efforts by the parties to amicably resolve their differences, a mutually satisfactory outcome is not achieved, the procedures in the order set forth below shall be followed:

          a. Subject to subsection b, below, senior management of both parties shall first mutually negotiate in good faith to resolve any dispute that arises between them. If such negotiations are unsuccessful the parties agree that, before any litigation can be initiated, except as provided in b, below, the dispute shall be submitted to non-binding mediation in front of a mediator who is an attorney who is both knowledgeable in the laws which govern this agreement and who has substantial experience in the semiconductor or electronics manufacturing industries, or a mutually acceptable person of comparable expertise and competence. Such mediation shall take place within 90 days' of a party's receipt of a request therefore, in a neutral location mutually acceptable to both parties. Each party shall be responsible for paying its own costs and expenses (including legal fees, if necessary) for the mediation. In the event that the mediation is unsuccessful, either party may initiate litigation to address the dispute.

          b. Notwithstanding the foregoing, any dispute in which specific performance or injunctive relief is sought need not be submitted to mediation, but may instead be immediately brought by the aggrieved party to an appropriate court.

          c. The prevailing party in any litigation proceeding arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including court costs and reasonable attorneys' fees and other legal fees and costs.

     7.   Breach.

          a.   A "Breach" shall be deemed to have occurred if:

               (1) before or after mediation, MCHP acknowledges that is has failed to comply with its obligations under this Agreement (unless the parties have agreed that the failure to comply is not a Breach); or

                Page 25 of 31, Execution Copy of August 15, 2002

               (2) a court of competent jurisdiction in a final nonappealable judgment determines that MCHP has failed to comply with it obligations under this Agreement.

          b. MCHP shall not be deemed to have failed to comply with this Agreement if the failure is caused by a FORCE MAJEURE, as provided under Section VII.B, or if the alleged failure is a variance from numerically ascertainable terms which is described in Section VII.E

          c. Where this Agreement imposes an obligation on MCHP to act "in good faith," no Breach shall be deemed to occur unless the parties agree or a court determines in a final nonappealable judgment that MCHP failed to take any reasonable action to comply with that obligation, or that MCHP acted in bad faith.

B.   FORCE MAJEURE.

     If by reason of FORCE MAJEURE, MCHP is unable in whole or in part to carry out any of its obligations in this Agreement, other than obligations for the payment of money, a Breach shall not be deemed to occur during the continuance of such inability. The term "FORCE MAJEURE" as used herein shall mean, without limitation, any of the following: acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy; orders or restraints of any kind of the government of the United States of America or of the state wherein the County is located or any of their departments, agencies or officials, or any civil or military authority; insurrections; riots; landslides; earthquakes; volcanic eruption; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; or any similar or different cause or event not reasonably within the control of the MCHP. FORCE MAJEURE also includes any significant reduction in market demand for the products that are produced at the Project which makes it economically infeasible for MCHP to operate the Project in compliance with this Agreement. To excuse performance of any obligation of MCHP due to a FORCE MAJEURE, MCHP must notify the County as soon as reasonably possible after the FORCE MAJEURE has occurred and MCHP has had an opportunity to determine the effect of the FORCE MAJEURE upon MCHP's business and its obligations hereunder. The notice shall state the nature of the occurrence, the anticipated effect of the occurrence on MCHP's obligations, and when MCHP will be able to resume compliance with this Agreement. If the County, following consultation with the City, does not agree that MCHP shall be excused from performance in the manner stated in MCHP's notice, the County shall notify MCHP within 90 days and the parties shall commence dispute resolution procedures pursuant to Section VII.A.

C.   FAILURE TO COMPLY WITH NUMERICALLY ASCERTAINABLE TERMS.

     It is the intent of the parties that good faith efforts will be made to comply with all the terms of this Agreement. However, in such a large Project, it is difficult to anticipate all contingencies with accuracy. In a spirit of fairness and recognizing the cyclical vagaries of business, the County and City agree that variance from numerically ascertainable

                Page 26 of 31, Execution Copy of August 15, 2002 terms of this Agreement by a plus or minus 5% will not constitute a failure of MCHP to comply with this Agreement. However, the variance is not cumulative.

D.   SANCTIONS.

     The following sanctions shall apply if a Breach occurs:

     1.   Failure to Pay.

          If the Breach relates to a failure of MCHP to pay the CSF or any other fee MCHP is required to pay to the County under this Agreement, the County shall be entitled to the amount of the delinquency, plus the following penalties (subject to the following paragraph): (1) if the payment is made more than ten (10) business days after the payment is due and written demand has been made to MCHP for payment, the County shall be entitled to receive a penalty of ten percent (10%) of the delinquent amount; and, (2) if the payment is made more than 45 business days after the payment is due and written demand has been made to MCHP for payment, the County shall be entitled to receive a penalty of one hundred percent (100%) of the delinquent amount.

          If MCHP reasonably disputes the amount or timing of any payment which is alleged by the County to be due to the County under this Agreement, MCHP may tender the amount which is alleged to be due and thereby prevent any penalties from accruing, and may continue its dispute. Payment by MCHP shall not constitute a waiver by MCHP of any matter in dispute. If the dispute is resolved in favor of MCHP, the County shall refund the amount of overpayment to MCHP, with interest, within 30 days after the dispute is resolved.

     2.   Failure to Create and Retain Jobs.

          If the Breach relates to a failure of MCHP to meet the job creation or job retention requirements of Section IV.A.2.a of this Agreement, MCHP shall pay an amount equal to twice the average gross annual salary plus benefits for operators and technicians in the year of the breach for every job not created or job not retained.

     3.   Failure to Use FSA.

          If the Breach relates to a failure of MCHP to notify the County in accordance with the FSA of MCHP hiring needs for covered positions, or to hire qualified applicants for covered positions in accordance with the FSA, MCHP shall pay to the County an amount equal to twice the average gross annual salary plus benefits for operators and technicians in the year of the breach for every person who would have been hired though the FSA, but was not so hired because of MCHP's failure.

          If MCHP fails to act in good faith to meet its obligations under the FSA, and the failure results in effective abandonment of the FSA by MCHP, MCHP shall pay

                Page 27 of 31, Execution Copy of August 15, 2002

          75 percent of the Property Tax Abatement for each year the abandonment continues. It shall not constitute an abandonment if MCHP's failure is due to nonperformance by the County of its obligations under the FSA.

     4.   Failure to Meet Reporting Requirements.

          If MCHP fails to meet reporting requirements of Section V of this Agreement, MCHP shall pay twice the amount necessary to have an auditor investigate and prepare the report, or any portion thereof which has been omitted.

     5.   Environmental Crimes.

          If MCHP is found to be responsible by a competent court in a final nonappealable judgment for conduct at the Project which constitutes felony criminal conduct under federal, state or local environmental law, MCHP shall pay seventy five percent of the tax abatement for the tax year in which the conduct is found to have occurred.

     6.   Failure to meet Other Requirements.

          In the event a sanction for a Breach is not specified in the preceding paragraphs of this Section VII.D, MCHP shall pay to the County an amount equal to any benefit MCHP realized from the Breach, plus a 100% penalty (i.e. the total payment due is two times what MCHP should have spent to comply with the agreement).

E.   LIMITATIONS.

     1. No Breach shall be deemed to occur and no sanction shall be imposed in connection with any action taken by MCHP during any tax year in which MCHP has paid ad valorem property taxes on the full market value of the Project.

     2. No sanction or combination of sanctions shall exceed 75% of the total tax abatement for any single tax year. A tax year begins on July 1 and ends on the following June 30.

F.   ALLOCATION OF FUNDS PAID BY MCHP FOR FAILURE TO COMPLY WITH AGREEMENT.

     Any funds collected under Sections VII.D above, shall be paid to the County Finance Manager and held in a segregated fund. The funds shall be distributed by the Board of County Commissioners to a program or project in the area of public policy most directly related to the failure to comply.

VIII. REMEDIES OF MCHP.

     If the City or County breaches this Agreement, MCHP shall be entitled to exercise any of its legal or equitable remedies, either through the dispute resolution process set forth in Section VI A or through administrative or judicial processes.

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

IX.  TERM OF AGREEMENT.

     This Agreement shall take effect on the date the Oregon Economic and Community Development Commission formally determines that the Project is an "eligible project" which will receive the partial property tax exemption described in ORS 307.123 and a deed is recorded conveying the existing FMI facilities to MCHP, and shall remain in effect until terminated as provided in this Section IX.

     This Agreement shall terminate on June 30, 2010. However, termination of this Agreement shall not affect the obligation of any party to pay amounts which were due under this Agreement for the period prior to its date of termination.

X.   MISCELLANEOUS TERMS.

A.   DISCRIMINATION.

     No persons shall be denied or subject to discrimination in receipt of the benefits of any services or activities made possible by or resulting from the Agreement on the grounds of sex, sexual orientation, gender identity, race, color, creed, marital status, age, national origin, mental health or physical handicap, disabled or Vietnam era veteran status (except where there are bona fide occupational qualifications). Any violation of this provision shall be considered a material violation of the Agreement.

B.   PUBLIC CONTRACTS.

     All applicable requirements of the Oregon Revised Statutes Nos. 279.120 through 279.333 are incorporated herein by reference. This provision is intended to incorporate only those provisions which are required for all public contracts. The parties acknowledge that: other portions of ORS Chapter 279 do not apply; this Agreement is not one for a public improvement or public work; and the wages and other compensation paid by MCHP to its employees is not subject to ORS 279.348 through 279.365.

C.   GOVERNING LAW.

     This Agreement shall be governed by the law of the State of Oregon. Any actions or suits commenced in connection with this Agreement shall be in Circuit Court of Multnomah County or Federal District Court for Oregon.

D.   COMPLETE AGREEMENT.

     This Agreement and its attached exhibits are the complete and exclusive statement of the Agreement between the parties relevant to the purpose described above and supersedes all prior agreements or proposals, oral or written, and all other communication between the parties relating to the subject matter of this Agreement. No modifications of the Agreement will be binding on any party except as a written addendum signed by authorized agents of each party. MCHP's policies, some of which are exhibits to this Agreement, may be changed by MCHP at any time without consent of, or notice to, the

                Page 29 of 31, Execution Copy of August 15, 2002

     County or the City, and changes to those policies shall not be deemed an amendment of this Agreement.

     All rights and remedies of each party shall be cumulative and may be exercised successively or concurrently. The foregoing is without limitation to or waiver of any other rights or remedies of either party according to law.

E.   CSF PAYMENTS NOT PROPERTY TAXES.

     The parties acknowledge that any payments required under this Agreement do not constitute property taxes and are not subject to the limits under
     Section 11b, Article XI of the Oregon Constitution.

F.   COMPLIANCE RELEVANT TO FUTURE APPROVALS.

     MCHP acknowledges that its compliance with this Agreement will be an important consideration for local government approval of any future applications MCHP may make seeking property tax exemptions for other Projects.

G.   LEASE OR SUBLEASE OF THE PREMISES.

     While it is not contemplated that MCHP will lease or sublease the premises, if that were to occur, the property tax exemption may transfer under the provisions of ORS 285B.383(4) and ORS 307.123.

H.   SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

I.   GOOD FAITH CONTESTS PERMITTED.

     Nothing in this Agreement shall be construed as: (1) preventing MCHP from contesting in good faith any tax, assessment or other fee imposed by the County or any other governmental entity; or (2) granting rights to any employee of MCHP. The obligations of MCHP in this Agreement are for the benefit of the County and the City, and for the general benefit of their citizens; no individual or entity not a party to this Agreement shall be treated as a third party beneficiary of this Agreement.

J.   VALIDITY OF COUNTY OBLIGATIONS.

     The County represents that this Agreement and its attached exhibits are valid and binding obligations of the County, and the County agrees to be bound by their terms. The County agrees that its obligation to indemnify and hold MCHP harmless is a contractual obligation of the County.

                Page 30 of 31, Execution Copy of August 15, 2002

K.   COUNTERPARTS.

     This Agreement may be signed in counterparts; when each party has signed a counterpart all parties shall be bound by this Agreement.


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                Page 31 of 31, Execution Copy of August 15, 2002

     DATED this 15th day of August, 2002.


MULTNOMAH COUNTY                        MICROCHIP TECHNOLOGY
                                        INCORPORATED (MCHP)

s\ Diane Linn, Chair                    s\ Gordon Parnell, Vice President, CFO
----------------------------            --------------------------------------
Chairperson,                            Authorized Officer
Board of Commissioners
                                        Date: August __, 2002
Date: August __, 2002


REVIEWED:


s\ Sandra Duffy
----------------------------
Assistant County Counsel

Date: August __, 2002


CITY OF GRESHAM


s\ Charles J. Becker                    s\ Robert Fussell
----------------------------            --------------------------------------
Mayor                                   City Manager

Date: August __, 2002                   Date: August__, 2002


REVIEWED:


s\ Richard D. Faus
-----------------------------
City Attorney

                Page 32 of 31, Execution Copy of August 15, 2002